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                                                                 Exhibit 99.1


FOR IMMEDIATE RELEASE

LAMSON & SESSIONS EXPECTS RECORD NET SALES FOR 2004 AND ANTICIPATES STRONG GROWTH IN 2005

     o NET EARNINGS FOR 2004 ARE ESTIMATED TO RISE 66-74 PERCENT FROM CONTINUING OPERATIONS

     o    2005 NET SALES EXPECTED TO RISE 8-11 PERCENT

     o 2005 NET EARNINGS AND DILUTED EARNINGS PER SHARE ARE PROJECTED TO GROW 55-78 PERCENT TO A RANGE OF 70-80 CENTS

         CLEVELAND, Ohio, January 24, 2005 - Lamson & Sessions (NYSE:LMS) today announced that it expects to report record net sales for the fourth quarter and full year 2004. Net sales for the fourth quarter of 2004 are expected to reach a record $97 million compared with $82.1 million in the fourth quarter of 2003, an increase of 18 percent. For the full year 2004, net sales are expected to reach approximately $387 million, which would also be a record based on its current structure, and would represent a growth rate of over 13 percent for the year. The net sales for the fourth quarter and full year reflect a reclassification of certain cooperative advertising expenses and service commissions, which were reclassified from operating expenses, resulting in a reduction in net sales. These reclassifications have no impact on operating income. The Company expects to report its results for 2004 on February 17, 2005.

         As a result of the expected fourth quarter performance, the Company currently expects diluted earnings per share for 2004 to be in the range of 45-47 cents. Its previous guidance for diluted earnings per share was 43-48 cents for the year. For the fourth quarter of 2004, diluted earnings per share from continuing operations are expected to range from 8-10 cents. Diluted earnings per share from continuing operations for the fourth quarter of 2003 were 2 cents, and 27 cents for the full year.

         In 2005, the Company anticipates that net sales will grow 8-11 percent to a range of $420 million to $430 million, reflecting strengthening conditions in the commercial and industrial construction markets and the telecom infrastructure market. Based on this net sales growth and higher operating capacity utilization, the Company projects that net income will rise to a range




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of $10 million to $11.5 million, or 70-80 cents per diluted share in 2005, an increase in the range of 55-70 percent over the expected 2004 results.

         For the first quarter of 2005, net sales are anticipated to rise approximately 10 percent to $94 million over the $85.3 million reported in the first quarter of 2004. Diluted earnings per share for the first quarter of 2005 are expected to grow to 8-10 cents compared with the first quarter of 2004. In the first quarter of 2004, the Company reported diluted earnings per share of 9 cents from continuing operations, which included a gain on the sale of a plant of $952,000 (approximately $554,000, or 4 cents per diluted share, net of tax).

         On October 5, 2004, the Company announced that it was beginning a review of various strategic alternatives to enhance shareholder value, which may include the sale of part or all of the Company. This evaluation process is continuing.

         Lamson & Sessions is a leading producer of thermoplastic enclosures, fittings, wiring outlet boxes and conduit for the electrical, telecommunications, consumer, power and wastewater markets. For additional information, please visit our Web site at: www.lamson-sessions.com.

         This press release contains forward-looking statements that involve risks and uncertainties within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expected as a result of a variety of factors, such as: (i) the impact, outcome and effects of the Company's exploration of strategic alternatives, (ii) the volatility of resin pricing, (iii) the ability of the Company to pass through raw material cost increases to its customers, (iv) maintaining a stable level of housing starts, telecommunications infrastructure spending, consumer confidence and general construction trends, (v) the continued availability and reasonable terms of bank financing, and (vi) any adverse change in the recovery trend of the country's general economic condition affecting the markets for the Company's products. Because forward-looking statements are based on a number of beliefs, estimates and assumptions by management that could ultimately prove to be inaccurate, there is no assurance that any forward-looking statement will prove to be accurate.

FOR FURTHER INFORMATION, PLEASE CONTACT:
James J. Abel
Executive Vice President and
Chief Financial Officer
Lamson & Sessions
(216) 766-6557



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